Exhibit 99.1

OPTION CERTIFICATE

NON-QUALIFIED SHARE OPTION
(Non-Assignable)

To Purchase Common Shares of Beneficial Interest of

CAMDEN PROPERTY TRUST

Issued Pursuant to the Amended and Restated
2002 Share Option Plan of Camden Property Trust, as amended (the “Plan”)

THIS CERTIFICATE CERTIFIES that on March 22, 2010 (the “Date of Grant”),         (the “Holder”) was granted an option (the “Option”) to purchase at the exercise price of $43.94 per share all or any part of         fully paid and non-assessable common shares of beneficial interest, par value $0.01 per share (the “Shares”), of Camden Property Trust, a Texas real estate investment trust, upon and subject to the following terms and conditions. The Option is not intended to constitute an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

The Option shall expire on March 22, 2020 or 90 days from the date of termination of employment or such other date as governed by the Plan.

The Option may be exercised or surrendered during the Holder’s lifetime only by the Holder. The Option shall not be transferable by the Holder otherwise than by will or by the laws of descent and distribution.

The Option may not be exercised until the first anniversary of the Date of Grant; one-third of the total number of Shares subject to this Option may be purchased on or after March 22, 2011, 2012 and 2013, respectively, but prior to the Option’s expiration date.

The Option does not include a reload option right and is not a Reload Option for purposes of Section 6(a)(7) of the Plan. In addition, the Holder may not exercise the Option through an Incentive Exchange Right pursuant to Section 6(f) of the Plan.

The Option is granted in consideration of the waiver by the Holder of the right to receive “reloaded” options pursuant to Section 6(f)(3) of the Plan with respect to options to purchase         Shares through the Incentive Exchange Rights which were exercised by the Holder on the Date of Grant.

The Option and this Certificate are issued pursuant to and are subject to all of the terms and conditions of the Plan, the terms and conditions of which are hereby incorporated as though set forth at length. A determination of the Committee under the Plan as to any questions which may arise with respect to the interpretation of the Provisions of the Option and of the Plan shall be final. The Committee may authorize and establish such rules, regulations and revisions thereof not inconsistent with the provisions of the Plan, as it may deem advisable. Capitalized terms used herein and not defined herein should have the meanings such terms are given in the Plan.

WITNESS the signature of its duly authorized officer:

Dated as of March 22, 2010

CAMDEN PROPERTY TRUST

By: /s/ Dennis M. Steen
Dennis M. Steen
Senior Vice President-Finance and
Chief Financial Officer